UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         March 1, 2005
Date of Report (Date of earliest event reported):

NEW FRONTIER ENERGY, INC.
(Exact name of registrant as specified in charter)

Colorado State or other jurisdiction of incorporation)	0-50472 (Commission File Number)	84-1530098 (IRS Employer Identification No.)

5632 S. Spotswood Street
Littleton, CO 80120
(Address of principal executive offices)

(303)730-9994
Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

        Effective March 1, 2005, New Frontier Energy, Inc. (the “Corporation”) entered into amended employment agreements with Paul G. Laird, the Corporation’s President and Chief Employee Officer and Les Bates, the Corporation’s Secretary/Treasurer, Principal Accounting Officer and Chief Financial Officer.

        Pursuant to their employment agreements, Mr. Laird and Bates will devote such time as each deems necessary to perform their duties to the Corporation and are subject to conflicts of interest. The employment agreements expire on February 29, 2008; however, they are automatically renewable on an annual basis for additional one-year increments. Pursuant to Messrs. Laird and Bates’ employment agreements, they each receive base salary compensation in the amount of $85,000 per annum, adjusted annually at the rate of inflation as measured the federal Consumer Price Index, or Five Thousand Dollars ($5,000), whichever is greater. The compensation is subject to annual escalations based on cost of living and merit increases approved by the Board.

        The employment agreements contain provisions under which the Corporation will be obligated to pay Mr. Laird and Mr. Bates all compensation for the remainder of their employment agreements and 2.99 times their annual salary if a change of control as defined in the agreements occur.

        Mr. Laird and Mr. Bates’ employment may be terminated at any time by the Corporation “with cause,” (as defined in the employment agreements).

        The employment agreements may be terminated by the Corporation “without cause” (for any reason or no reason at all) at any time by giving 60 days prior written notice of termination. If the employment agreements are so terminated, the Corporation shall (i) make a lump sum cash payment to within 10 days after termination is effective of an amount equal to (1) the Base Salary accrued to the date of termination; (2) unreimbursed expenses accrued to the date of termination; (3) an amount equal to the greater of (a) the annual Base Salary (i.e., 12 months of Base Salary), or (b) amounts remaining due as Base Salary, and (4) any other amounts due under any other provision of the employment agreement.

        The foregoing is a summary description of certain terms of the employment agreements are qualified in their entirety by the text of the employment agreements attached hereto as Exhibits 10.1 and 10.2 respectively to this Form 8-K and incorporated herein by reference. All readers are encouraged to read the entire text of the Employment Agreement attached hereto.

Item 1.01   Entry into a Material Definitive Agreement

        On June 6, 2003, the Corporation adopted the New Frontier Energy, Inc. Stock Option and Stock Grant Plan (the “Plan”). The Plan allows for the issuance of incentive (qualified) options, non-qualified options and the grant of stock or other equity incentives to our employees, consultants, directors and others providing service of special significance to our company. The Plan is administered by a committee to be appointed by our Board of Directors, or in the absence of that appointment, by the Board itself. The Plan provides for the issuance of up to 625,000 shares or options.

        Incentive stock options may be granted only to statutory employees. Non-qualified options and stock grants may be made to employees, consultants, directors and other individuals or entities determined by the committee. Incentive and non-qualified options may be granted to the same individual, in the discretion of the committee. The terms of the options or the grants, including the number of shares covered by the option or award, the exercise price, vesting schedule, and term, are determined in the sole discretion of the committee, except that incentive options must satisfy the requirements of the Internal Revenue Code applicable to incentive options. No option may be exercised more than ten years from the date of grant. The Plan expires in 2013. A copy of the Plan is attached hereto as Exhibit 10.3.

         As of February 28, 2005, 450,000 common stock options had been granted under the plan. On May 13, 2005, the Corporation granted Paul G. Laird and Les Bates each 75,000 stock options which are exercisable at a price of $1.15, the closing price of the Corporation’s common stock on the date of grant. The stock options granted to Mr. Laird and Mr. Bates expire on May 13, 2015.

Item 1.01   Entry into a Material Definitive Agreement

         On May 19, 2005, the Corporation granted Paul G. Laird and Les Bates each a 100,000 restricted stock award. Copies of Mr. Laird and Mr. Bates’ Restricted Stock Award Agreements are attached hereto as Exhibits 10.4 and 10.5 respectively.

Item 9.01   Financial Statements and Exhibits.

        The following is a complete list of Exhibits filed as part of this report on Form 8-K. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-B.

Exhibit No.	Description

10.1	Paul G. Laird Employment Agreement
10.2	Les Bates Employment Agreement
10.3	New Frontier Energy, Inc. Stock Option and Stock Grant Plan
10.4	Paul G. Laird Restricted Stock Award Agreement
10.5	Les Bates Restricted Stock Award Agreement

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 26, 2005	NEW FRONTIER ENERGY, INC. By: /s/ Les Bates Treasurer, Chief Accounting and Financial Officer, Secretary and Director